Exhibit 3.7

CERTIFICATE OF FORMATION

ENTERCOM AUSTIN, LLC

In compliance with the requirements of the Delaware Limited Liability Company Act, as amended, the undersigned, desiring to organize, a limited liability company, hereby certifies as follows:

1.	The name of the limited liability company is:

Entercom Austin, LLC

2.	The address of the registered office of the Company in the State of Delaware is 300 Delaware Avenue, Suite 800, Wilmington, Delaware 19801. The name of the registered agent at such address is SR Services, LLC.

3.	This Certificate shall be effective immediately upon filing.

I, THE UNDERSIGNED, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended, do hereby make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto signed as of this 22nd day of August, 2006.

/s/ Andrew P. Sutor, IV
Andrew P. Sutor, IV
Authorized Person

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1. The name of the limited liability company is

Entercom Austin, LLC

2. The Registered Office of the limited liability company in the State of Delaware is

changed to	Corporation Trust Center, 1209 Orange Street

(street), in the City of	Wilmington ,

Zip Code 19801 . The name of the Registered Agent at such address upon whom

Process against this limited liability company may be served is

THE CORPORATION TRUST COMPANY

By:	/s/ Andrew P. Sutor, IV
Authorized Person

Name:	Andrew P. Sutor, IV, Authorized Person
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